Exhibit 99.4


         OR IMMEDIATE RELEASE CONTACT: Chuck Shreve (972) 720-1800


         Avatar Reports Year End Earnings for 2003


         DALLAS, April 20  /PRNewswire-FirstCall/ -- Avatar (OTC Bulletin Board:
AVSY - News), the petroleum industry's leading provider of integrated software solutions, announced today a 1.1% decrease in gross revenue for 2003, compared with the same time period for 2002. Revenue fell from $2,152,389 in 2002 to $2,088,950 in 2003.

         Chuck Shreve, President of Avatar Systems, noted that the drop in revenue was largely due to a decrease in consulting revenues, which was off 26%.

         Net income was up 24%, reported at $164,374 for 2003, compared to $132,289 for 2002. Shreve attributed the increase to a reduction in general and administrative expenses of 17.7% from the prior year and an increase in software sales and maintenance contracts.

         Avatar's Software sales increased by 9.5%. Maintenance revenue for 2003 increased by 1.7% from the previous year, and hardware sales decreased 9.0% over 2002.

         "We expect a much larger increase in revenues for 2004," said Shreve. "Oil and gas prices are at record levels and we continue to see companies looking for better technology."

         Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 40 customers utilizing the Company's Avatar400(TM) IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 20009(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

         The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.